Exhibit 3.1
FIFTH AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF
SILICON LABORATORIES INC.
Silicon Laboratories Inc. (the “Corporation”), a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
1. 1. The original Certificate of Incorporation of this corporation was filed with the Secretary of State of the State of Delaware on August 19, 1996 under the name “Silicon Laboratories Inc.”
2.This Fifth Amended and Restated Certificate of Incorporation, which restates, integrates, and amends the Fourth Amended and Restated Certificate of Incorporation, has been duly adopted in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (the “DGCL”) by the Board of Directors and the stockholders of the Corporation.
3.The text of the Fourth Amended and Restated Certificate of Incorporation is hereby restated, integrated, and amended to read in its entirety is follows:
ARTICLE I.
The name of this Corporation shall be Silicon Laboratories Inc. (the “CORPORATION”).
ARTICLE II.
The address of the registered office of the Corporation in the State of Delaware is 1209 Orange Street, City of Wilmington, County of New Castle, State of Delaware. The name of the registered agent at that address is The Corporation Trust Company.
ARTICLE III.
The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law.
ARTICLE IV.
The Corporation’s capital stock shall be comprised as follows:
A.Authorized Shares. The aggregate number of shares that the Corporation shall have authority to issue is 260,000,000, (a) 250,000,000 shares of which shall be Common Stock, par value $0.0001 per share, and (b) 10,000,000 of which shall be Preferred Stock, par value $0.0001 per share.
B.Common Stock. Each share of Common Stock shall have one vote on each matter submitted to a vote of the stockholders of the Corporation. Subject to the provisions of applicable law and the rights of the holders of the outstanding shares of Preferred Stock, if any, the holders of shares of Common Stock shall be entitled to receive, when and as declared by the Board of Directors of the Corporation, out of the assets of the Corporation legally available therefor, dividends or other distributions, whether payable in cash, property or securities of the Corporation. The holders of shares of Common Stock shall be entitled to receive, in proportion to the number of shares of Common Stock held, the net assets of the Corporation upon dissolution after any preferential amounts required to be paid or distributed to holders of outstanding shares of Preferred Stock, if any, are so paid or distributed.
C Preferred Stock.
1.SERIES. The Preferred Stock may be issued from time to time by the Board of Directors as shares of one or more series. The description of shares of each additional series of Preferred Stock, including any designations, preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends, qualifications, and terms and conditions of redemption shall be as set forth in resolutions adopted by the Board of Directors.
2.Rights and Preferences. The Board of Directors is expressly authorized, at any time, by adopting resolutions providing for the issuance of, or providing for a change in the number of, shares of any particular series of Preferred Stock and, if and to the extent from time to time required by law, by filing certificates of amendment or designation which are effective without stockholder action, to increase or decrease the number of shares included in each series of Preferred Stock, but not below the number of shares then issued, and to set in any one or more respects the designations, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends, qualifications, or terms and conditions of redemption relating to the shares of each such series. The authority of the Board of Directors with respect to each series of Preferred Stock shall include, but not be limited to, setting or changing the following: the dividend rate, if any, on shares of such series, the times of payment and the date from which dividends shall be accumulated, if dividends are to be cumulative;
(a)whether the shares of such series shall be redeemable and, if so, the redemption price and the terms and conditions of such redemption;
(b)the obligation, if any, of the Corporation to redeem shares of such series pursuant to a sinking fund;
(c)whether shares of such series shall be convertible into, or exchangeable for, shares of stock of any other class of classes and, if so, the terms and conditions of such conversion or exchange, including the price or prices or the rate or rates of conversion or exchange and the terms of adjustment, if any;
(d)whether the shares of such series shall have voting rights, in addition to the voting rights provided by law, and, if so, the extent of such voting rights;
(e)the rights of the shares of such series in the event of voluntary or involuntary liquidation, dissolution or winding-up of the Corporation; and
(f)any other relative rights, powers, preferences, qualifications, limitations or restrictions thereof relating to such series.

ARTICLE V.
No director or officer of the Corporation shall be personally liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty by such director as a director or such officer as an officer, except that this Article shall not eliminate or limit the liability of (a) a director or officer for any breach of the director’s or officer’s duty of loyalty to the Corporation or its stockholders, (b) a director or officer for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (c) a director under Section 174 of the Delaware General Corporation Law, (d) a director or officer for any transaction from which the director or officer derived any improper personal benefit, or (e) an officer in any action by or in the right of the Corporation. Neither the amendment nor repeal of this Article shall eliminate or reduce the effect of this Article in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article, would accrue or arise, prior to such amendment or repeal. If the Delaware General Corporation Law is amended after approval by the stockholders of this Article to authorize corporate action further eliminating or limiting the personal liability of directors or officers, then the liability of a director or officer of the Corporation shall be eliminated or limited to the fullest extent permitted by the Delaware General Corporation Law as so amended.
ARTICLE VI.
The management of the business and the conduct of the affairs of the Corporation shall be vested in its Board of Directors. The number of directors which shall constitute the whole Board of Directors shall be fixed by, or in the manner provided in, the Bylaws of the Corporation.
ARTICLE VII.
Meetings of stockholders may be held within or without the State of Delaware, as the Bylaws may provide. The books of the Corporation may be kept (subject to any provision contained in the statutes) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the Bylaws of the Corporation.
ARTICLE VIII.
Election of directors at an annual or special meeting of stockholders need not be by written ballot unless the Bylaws of the Corporation shall so provide.
ARTICLE IX.
A.At each annual meeting of stockholders, directors of the Corporation shall be elected to hold office until the expiration of the term for which they are elected, and until their successors have been duly elected and qualified. The directors of the Corporation shall be divided into three classes as nearly equal in size as is practicable, hereby designated as Class I, Class II and Class III, each with a term of office to expire at the third succeeding annual meeting after their election, with each director to hold office until their respective successors shall have been duly elected and qualified. If the number of directors is hereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable.

B.Vacancies occurring on the Board of Directors for any reason may be filled by vote of a majority of the remaining members of the Board of Directors, although less than a quorum, at a meeting of the Board of Directors. A person so elected by the Board of Directors to fill a vacancy shall hold office until the next succeeding annual meeting of stockholders of the Corporation and until his or her successor shall have been duly elected and qualified.
ARTICLE X.
In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to make, alter, amend or repeal the Bylaws of the Corporation.
ARTICLE XI.
Stockholders of the Corporation may not take action by written consent in lieu of a meeting but must take any actions at a duly called annual or special meeting.
ARTICLE XII.
Notwithstanding any other provisions of this Certificate of Incorporation or any provision of law which might otherwise permit a lesser vote or no vote, but in addition to any affirmative vote of the holders of the capital stock required by law or this Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds (2/3) of the combined voting power of all of the then-outstanding shares of the Corporation entitled to vote shall be required to alter, amend or repeal Articles X, XII or XIII, or any provisions thereof.
ARTICLE XIII.
The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.
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IN WITNESS WHEREOF, this Fifth Amended and Restated Certificate of Incorporation has been executed on behalf of the Corporation by its Chief Legal Officer and Secretary this 24th day of April, 2025.

SILICON LABORATORIES INC.

By: /s/ Nestor Ho
Nestor Ho
Chief Legal Officer & Secretary

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